EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 4 to the Registration Statement (Form S-3) of IMPCO Technologies, Inc. and in the related Prospectus to be filed on February 1, 2005 for the registration of common stock of IMPCO Technologies, Inc. of our report dated March 5, 2004, with respect to the consolidated financial statements of BRC S.r.l. incorporated by reference in the Annual Report (Form 10-K) of IMPCO Technologies, Inc. for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy

January 28, 2005